Exhibit 10.2


                                          May 13, 2002

Mr. Keith M. Schappert
Federated Investors Tower
Pittsburgh, PA  15222

Dear Kim,

      We are very pleased to confirm the terms of your employment with Federated Investors, Inc. on behalf of itself and its direct and indirect subsidiaries and affiliates ("Federated") as President and Chief Executive Officer of the Federated Advisory Companies ("Federated Advisors").

      You have been employed to work with me, our three chief investment officers and their investment staffs to manage and strengthen our portfolio management efforts here at Federated. I am confident that you will continue to help us with this very important component of our company and that you will also continue to assist us in several other key areas as Federated continues to grow.

      Subject to the terms of this letter, you will be employed by Federated from February 4, 2002 through July 31, 2003. Thereafter, while we hope the employment relationship continues based on our mutual agreement, you will be an employee-at-will.

      As President and Chief Executive Officer of Federated Advisors, reporting to me in my capacity as President and Chief Executive Officer of Federated Investors, Inc., you are responsible for the investment operations of Federated Advisors. Reporting to you in your capacity as President are William D. Dawson III, Executive Vice President who leads Federated's fixed income investment division, J. Thomas Madden, Executive Vice President who heads Federated's equity area and Henry A. Frantzen, Executive Vice President who heads Federated Global Investment Management, Inc., Federated's international investment unit based in New York City. Both Federated's fixed-income and equity units are based in Pittsburgh. The Kaufmann Fund investment management organization which is based in New York City presently reports to Mr. Madden. You are responsible for providing leadership to these various investment units and to melding them into a cohesive and smoothly functioning asset management organization.

      Specifically, with respect to leadership and supervision, I expect you to undertake the following:

o Provide senior executive strategic insight and overall guidance for the development and implementation of corporate investment strategies, policies and programs.

o     Assure   world-class    investment   performance   through   appropriate
         organization and adequate staffing of investment areas proficient to meet both near and long-term corporate goals.

o Assist me and your colleagues in senior management in determining overall investment and product policy for Federated as a member of the Federated Research Committee, colloquially referred to as "the FRC."

o Maintain an in-depth knowledge of the financial industry's current status and future outlook.

o Serve as liaison with Federated Funds' Boards of Directors, major clients, external agencies, industry groups and other key outside parties.

o Represent Federated in public forums as required, functioning when necessary as a chief spokesperson regarding Federated's investment portfolios.

o     Oversee  the  development  of  a  work  environment  in  which  manpower planning, training, retention, recognition, compensation and employee growth and development are consistent with Federated's established culture, business needs and objectives.

      Your broad previous experience in successfully having led a sophisticated, international, multi-location investment effort including fixed, equity and international investment teams managing separate accounts and mutual funds for an acknowledged world investment leader and your work for Federated to date gives me great confidence that you bring valuable new perspectives to our management team. On the basis of your experience, I expect you to examine Federated Advisors' present business models and procedures and to suggest changes where you think appropriate, including, where applicable, technology systems. In undertaking the above an initial focus includes the strengthening of Federated's equity performance figures. Your overall goal is to foster a new sense of unity of purpose within the investment structure, hopefully with the result of enhancing cohesion and even performance during 2002.

      In your capacity as President of Federated Advisors, you join me and my senior colleagues as a member of the FRC, which meets frequently to take action on an array of issues, some of which are not limited to investment management. You also join me as a member of a Committee known as "Senior Staff" which deals with matters of strategic importance to our entire enterprise.

      In compensation for your services, Federated will pay you a base salary for Calendar Year 2002 prorated upon an annual rate of $700,000 unless you become disabled or are terminated for cause. Of this bonus one-half will be. In addition, in 2002, you will participate in Federated Investors, Inc. Annual Incentive Plan (the "Annual Incentive Plan") pursuant to which you will be eligible to receive a Target Award (as defined in the Annual Incentive Plan) in an amount not to exceed nineteen (19)% of seven and one-half (7.5)% of Federated's Operating Profits (as defined in the Annual Incentive Plan) for the 9 months ending December 31, 2002, subject to and paid in accordance with the terms of the Annual Incentive Plan. You may elect on or before May 31, 2002 to receive up to 50% of your total performance based bonus for Calendar Year 2002 in options on Federated Investors, Inc. Class B Common Stock which options would vest when received. Election forms and program description have been supplied.

      For Calendar Year 2003 we expect your compensation will be in accordance with Federated's then prevailing compensation policies. Your base salary for Calendar Year 2003 will not be less than the annual rate for Calendar Year 2002 unless you become disabled or are terminated for cause. Also for Calendar Year 2003 your compensation package will include participation in the Annual Incentive Plan pursuant to which you will be eligible to receive a Target Award in an amount not to exceed nineteen (19)% of the Plan Pool, as defined in the Annual Incentive Plan, subject to and paid in accordance with the terms of the Annual Incentive Plan. You may elect to receive either 0%, 25% or 50% of your Calendar Year 2003 bonus in options on Federated Investors, Inc. Class B Common Stock under the regular Executive Bonus Stock Option program, provided such a program is in effect at the time.

      In the event you become unable to work because of a prolonged sickness or injury ("disabled"), your entitlement to receive salary and benefits and the continuation of your employment status will be determined by Federated's plan regarding short-term disability, a copy of which is attached. Further, if you are disabled or terminated, the Compensation Committee (as defined in the Annual Incentive Plan) will determine what portion of any Target Award for which you are eligible will be awarded to you in consideration of your performance up to the time of such disability or termination.

      Federated has offered you options to purchase 100,000 Class B Common Shares ("Option Shares") of Federated Investors, Inc. pursuant to the terms of an Employee Stock Option Agreement, a copy of which you have previously received. Except as stated in the next two paragraphs, vesting will be in accordance with Federated's normal vesting schedule. Additional options may be granted.

      If the net income of Federated is $345 million for any calendar year ending on or before December 31, 2006, then the right to purchase the option shares, which have not vested, will vest as of December 31, 2006, and will be exercisable for one year. Net income for these purposes will be net income as reported in the company's form 10-k and filed with the SEC.

      If at any time during the first ten years of your employment the ownership of 51% or greater of the Class A Common Shares of Federated Investors shall no longer be held by the current shareholders or family members of such shareholders, the vesting rights related to Option Shares will be altered as follows. If during the six months before or the first two years following a change of ownership as described above, your employment is terminated by Federated, or its successor, then, on the date of the change in ownership or of your termination, whichever is later, the right to purchase the Option Shares which have not vested, will vest.

      In the event of your death while employed by Federated before the expiration of the ten (10) year vesting period for the aforementioned Option Shares, all such options would vest.

      Federated has offered you health insurance and benefits in accordance with our existing benefit plans which plans may be modified from time to time. Information regarding the options available under our plans has previously been provided to you.

      You are entitled to twenty-five (25) vacation days per annum. It is understood that your vacation will be taken in increments and not at one time unless mutually agreed.

      Moving expenses will be reimbursed by Federated in accordance with its policy, a copy of which has previously been provided to you.

      Federated will reimburse you for the initiation fees and dues associated with memberships in The Duquesne Club in Pittsburgh and a Pittsburgh-area country club during your employment by Federated.

      During your employment, plus an additional six (6) month period thereafter, you agree that you will not, for yourself or on behalf of any other person or entity, directly or indirectly, (a) compete with Federated; or (b) solicit, attempt to obtain business from or do business with or service any Federated customer or potential customer. During your employment, plus an additional five (5) year period thereafter, you agree that you will not, for yourself or on behalf of any other person or entity, directly or indirectly, solicit for employment, recruit, hire, employ or recommend to any third person that such third person employ any Federated employee. For purposes of this paragraph, a Federated employee means any person who is a current Federated employee or was employed by Federated within six months of the date of any action of yours that would otherwise violate this paragraph. You also agree never to solicit proxies against management of Federated's mutual funds. With regard to Federated's standard Agreement Regarding Confidential Information, which you previously signed and is incorporated by reference, to the extent that the terms of this letter agreement are inconsistent with the terms of the Agreement Regarding Confidential Information, the terms of this letter agreement shall govern.
      If your employment is terminated by Federated before July 31, 2003 for any reason other than for cause, you will be entitled to receive (a) the greater of the unpaid portion of your base salary through July 31, 2003 or $700,000 (the non-base salary portion of which shall be severance pay), and
(b) $2.1 million prior to the payment of your bonus for 2002, and $700,000 after the payment of such bonus. If your employment is terminated by Federated after July 31, 2003 for any reason other than for cause, you will be entitled to receive severance pay equal to $700,000. Your entitlement to any of the payments under this paragraph is conditioned on your signing a general release in a form satisfactory to Federated. Any severance payment referred to in this paragraph will be made in two (2) equal installments.
The first installment will be paid within two (2) weeks of the effective date of your signing the general release and the second installment will be paid after the successful completion of the six (6) month period of non-competition and non-solicitation as described above. If Federated terminates your employment for cause, you will be ineligible to receive any compensation, salary, bonus or severance payments. Termination for cause means any dishonesty, disloyalty, breach of the terms of this letter agreement, willful misconduct, gross negligence, refusal to perform your duties in good faith and to the best of your ability, or conduct which may result in damage to the professional reputation or capabilities of Federated.

      In the event you terminate your employment with Federated, you will not be entitled to receive any of the above described compensation, bonus or severance payments except if within six (6) months before or during the first two years following a change of ownership as described above (a) the level of your executive position is materially reduced or, (b) your responsibilities are meaningfully diminished. If your employment ends for one of these two reasons within the time frame identified in the prior sentence, in lieu of any other right to severance, you would then be eligible to receive a severance payment in the amount of $1,400,000, if you sign a form of general release acceptable to Federated. Any severance payment referred to in this paragraph will be made in two (2) equal installments. The first installment will be paid within two (2) weeks of the effective date of your signing the general release and the second installment will be paid after the successful completion of the six (6) month period of non-competition and non-solicitation as described above.

      If any term or provision of this letter agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, such determination shall not affect the remaining terms or provisions of this letter agreement, which shall continue to be given full force and effect. If any term or provision of this letter agreement is determined by a court of competent jurisdiction to be unenforceable because of the duration thereof, the geographical area included therein, or the scope of the prohibited work or activity, the court making such determination shall have the power to modify the term or provision to the extent the court shall deem necessary to permit enforcement of such term or provision.

      All questions concerning the execution of this Agreement and the rights and liabilities of the parties shall be decided in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law.

      Any dispute or litigation arising out of or relating to this Agreement will be resolved in the Courts of Allegheny County, Pennsylvania or the United States District Court for the Western District of Pennsylvania and you consent to the exclusive jurisdiction and venue of such courts.

      You consent to the assignment of this letter agreement, including the restrictive covenants contained therein, by Federated, to any third party at the discretion of Federated, and such assignee shall acquire all of the rights and assume all of the obligations of Federated under this Agreement.

      You warrant and represent to Federated that by accepting this offer and performing your duties under it you will not be in breach of any contract (whether written or oral), restrictive covenant or other obligation binding on you.

      Except as otherwise stated, this letter agreement represents the entire agreement of the parties with respect to the subject matter hereof and supercedes any prior agreement. No amendment or modification to this letter agreement shall be binding upon the parties unless reduced to writing and signed by both parties.


      Personally, I am delighted that you have joined our senior management team. My colleagues and I are unanimous in our confidence that you and your abilities can add significantly to the growth of the entire Federated organization. Please sign in the space provided below confirming your acceptance of the terms of this agreement.


                                          Sincerely,

                                          /s/ J. Christopher Donahue

                                          J. Christopher Donahue
                                          President & Chief Executive Officer




Agreed to, intending to be legally bound hereby:


/s/ Keith M. Schappert

Keith M. Schappert


JCD/slb
Attachments:
      Employee Stock Option Agreement
      Federated Health Benefit Information
      Federated Relocation Information